Exhibit 99.1

6705 Rockledge Drive, Suite 900 Bethesda, MD 20817-1850 (301) 581-0600	News Release

FOR IMMEDIATE RELEASE	Contact:	Dale B. Wolf
Chief Financial Officer
(301) 581-5709

Investor Relations
(301) 581-5729

      Coventry Health Care Reports Record Second Quarter Earnings of $1.05 Per Diluted Share

EPS Up 75% Over Prior Year

Bethesda, Maryland (July 29, 2003) — Coventry Health Care, Inc. (NYSE: CVH) today reported operating results for the quarter ended June 30, 2003. Operating revenues totaled $1.1 billion for the quarter, a 23% increase over the second quarter of 2002. Net earnings were $63.4 million, or $1.05 per diluted share, a 73% increase over net earnings for the second quarter of 2002 and 75% on a per diluted share basis.

        “I am pleased to report another quarter of profitable growth and broad-based record earnings for our shareholders,” said Allen F. Wise, president and chief executive officer of Coventry. “In addition to this quarter’s outstanding results, we also announced our entry into the Utah market via our pending acquisition of Altius Health Plans. Our model of operational excellence, built on disciplined pricing, intense expense management, and best-in-class customer service, continues to drive superior results today, while building the operational and financial foundation necessary to meet the challenges of the future. ”

Financial Highlights

  2nd Quarter Membership Up 12% over prior year
  2nd Quarter Revenues Up 23% over prior year
  2nd Quarter EPS Up 75% over prior year
  2nd Quarter Operating Margin of 8.3%, Up 250 basis points over prior year
  2nd Quarter Annualized Return on Equity of 34%

Second Quarter Highlights:

  Membership. As of June 30, 2003, excluding network rental members, Coventry had a total of 2.15 million members, an increase of 228,000 members, or 12%, over the prior year and an increase of 21,000 members, or 1%, over the prior quarter due to organic growth of 29,000 members, partially offset by membership losses in recently acquired health plans of 8,000.

  Commercial Rate Increases. Coventry achieved commercial rate increases in excess of 15.0% on second quarter renewals, representing approximately 12% of commercial risk membership. The Company expects commercial rate increases, net of benefit buydowns, to be in the range of 13% to 15% for the remainder of 2003.

  Medical Loss Ratio (MLR). MLR was 80.9% for the quarter, a 230 basis point improvement over the prior year quarter. Commercial MLR of 80.0% was a 270 basis point improvement over the prior year quarter and is the main driver of overall MLR improvement.

  Selling, General & Administrative (SG&A) Expenses. SG&A expenses were 11.9% of operating revenues for the quarter, a 30 basis point reduction over the prior quarter and prior year quarter.

  Balance Sheet. Cash and investments grew to $1.28 billion during the quarter, up $157.4 million from year-end. Premium Accounts Receivable of $79.6 million represent 6.6 days of sales. Days in Claims Payable (DCP) were 55.1. The decline in DCP is due to faster claims receipts and payments over the prior year and quarter.

  Cash Flow. Cash flow from operations for the second quarter was $84.7 million as reported as compared to net income of $63.4 million. Cash flow for the six months ending June 30, 2003 was $144.2 million as reported, and $177.3 million when adjusted for the timing of CMS payments for Medicare+Choice beneficiaries as compared to year-to-date net income of $112.9 million.

  Share Repurchase Program. The Company did not repurchase any shares during the second quarter under its program. The Company will continue to opportunistically repurchase shares under its existing program, with outstanding authority of 2.5 million shares.

2003 Guidance

  Total risk revenues in the range of $4.35 billion to $4.50 billion
  Management services revenues of $85.0 million to $90.0 million
  Medical loss ratio (MLR%) of 81.0% to 82.0% of risk revenues
  Total selling, general, and administrative expenses (SGA) of $520.0 million to $530.0 million
  Depreciation and amortization of $19.0 million to $22.0 million
  Investment income of $42.0 million to $44.0 million
  Interest expense of $14.8 million to $15.0 million
  Tax rate of 36% – 36.5%
  Diluted share count of 60 million to 61 million shares
  Earnings per share (EPS) on a diluted basis of $3.95 to $4.00 versus prior guidance of $3.40 to $3.50 for the full year
  EPS expectation for the third quarter of $1.05

    Mr. Wise will host a conference call at 9:00 a.m. EST on Tuesday, July 29, 2003. To listen to the call, dial (800) 967-7184, or for international callers, (719) 457-2633. Callers will be asked to identify themselves and their affiliations. The conference call will also be broadcast over the internet at www.cvty.com. Coventry asks participants on both the call and webcast to review and be familiar with its filings with the SEC. A replay of the call will be available for one week at (888) 203-1112, or for international callers, (719) 457-0820. The access code is 274029.

        Coventry Health Care is a managed health care company based in Bethesda, Maryland operating health plans, insurance companies, and provider networks under the names Coventry Health Care, Coventry Health and Life, Carelink Health Plans, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, PersonalCare, SouthCare, Southern Health and WellPath. The Company provides a full range of managed care products and services including HMO, PPO, POS, Medicare+Choice, and Medicaid to 2.9 million members in a broad cross section of employer and government-funded groups in 13 markets throughout the Midwest, Mid-Atlantic and Southeast United States. More information is available on the Internet at www.cvty.com.

        This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may be significantly impacted by certain risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

COVENTRY HEALTH CARE, INC.
MEMBERSHIP
(Amounts in thousands)

	June 30,	March 31,	June 30,
	2003	2003	2002

Membership by Market:
Delaware	103	104	155
Georgia	75	72	80
Illinois - Central	75	77	-
Iowa	92	91	85
Kansas City	239	256	188
Louisiana	73	73	70
Nebraska	46	45	42
North Carolina	116	115	100
Pennsylvania	657	651	615
St. Louis	451	425	367
Virginia	152	149	146
West Virginia	73	73	76

Total membership	2,152	2,131	1,924

Membership by Product:
Risk membership:
Commercial	1,344	1,357	1,203
Medicare	64	63	59
Medicaid	314	307	307

Total risk membership	1,722	1,727	1,569
Non-risk membership	430	404	355

Total membership	2,152	2,131	1,924

Network rental membership	739	786	690

COVENTRY HEALTH CARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Quarters Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Operating revenues:
Managed care premiums	$ 1,074,983	$ 871,927	$ 2,118,290	$ 1,703,156
Management services	21,448	18,186	43,558	35,507

Total operating revenues	1,096,431	890,113	2,161,848	1,738,663

Operating expenses:
Medical costs	870,005	725,250	1,731,275	1,428,020
Selling, general and administrative	130,634	108,681	260,719	213,339
Depreciation and amortization	4,537	4,745	9,145	9,374

Total operating expenses	1,005,176	838,676	2,001,139	1,650,733

Operating earnings	91,255	51,437	160,709	87,930
Operating earnings percentage of total revenues	8.3%	5.8%	7.4%	5.1%

Senior notes interest expense, net	3,667	3,667	7,344	6,112
Other income, net	11,516	8,976	21,904	19,019

Earnings before income taxes	99,104	56,746	175,269	100,837

Provision for income taxes	35,677	20,145	62,335	35,797

Net earnings	$ 63,427	$ 36,601	$ 112,934	$ 65,040

Net earnings per share, basic	$ 1.08	$ 0.62	$ 1.94	$ 1.09
Net earnings per share, diluted	$ 1.05	$ 0.60	$ 1.88	$ 1.05

Weighted average shares outstanding, basic	58,598	58,900	58,289	59,779
Weighted average shares outstanding, diluted	60,407	61,000	60,028	62,124

Reconciliation of Operating Earnings to EBITDA
Operating earnings	$ 91,255	$ 51,437	$ 160,709	$ 87,930
Add: Depreciation and amortization	4,537	4,745	9,145	9,374
Add: Other income, net	11,516	8,976	21,904	19,019

EBITDA	$ 107,308	$ 65,158	$ 191,758	$ 116,323
EBITDA percentage of total revenues	9.8%	7.3%	8.9%	6.7%

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,	March 31,	December 31,
	2003	2003	2002

	(unaudited)	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$ 230,105	$ 250,481	$ 186,768
Short-term investments	74,645	47,235	57,895
Accounts receivable, net	79,551	85,768	71,044
Other receivables, net	55,464	63,093	63,943
Deferred income taxes	42,332	41,343	36,861
Other current assets	10,989	9,200	7,764

Total current assets	493,086	497,120	424,275

Long-term investments	971,746	888,459	874,457
Property and equipment, net	31,730	32,068	34,045
Goodwill	257,619	257,619	243,746
Other intangible assets, net	25,237	25,798	25,687
Other long-term assets	43,438	41,641	41,230

Total assets	$ 1,822,856	$ 1,742,705	$ 1,643,440

Liabilities and Stockholders’ Equity:
Current liabilities:
Medical claims liabilities	$ 527,115	$ 537,471	$ 497,318
Other medical liabilities	61,211	69,558	61,281
Accounts payable and other accrued liabilities	200,303	182,472	178,577
Deferred revenue	49,178	55,319	63,536

Total current liabilities	837,807	844,820	800,712

Senior notes	175,000	175,000	175,000
Other long-term liabilities	27,471	22,048	21,691

Total liabilities	1,040,278	1,041,868	997,403

Stockholders’ Equity:
Total stockholders’ equity	782,578	700,837	646,037

Total liabilities and stockholders’ equity	$ 1,822,856	$ 1,742,705	$ 1,643,440

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Quarter Ended	Six Months Ended
	June 30, 2003	June 30, 2003

Cash flows from operating activities:
Net earnings	$ 63,427	$ 112,934
Depreciation and amortization	4,537	9,145
Amortization of deferred compensation	2,154	4,024
Changes in assets and liabilities:
Accounts receivable, net	6,217	(7,454)
Medical claims liabilities	(10,356)	10,677
Other medical liabilities	(8,347)	(311)
Accounts payable and accrued liabilities	21,554	21,508
Interest payable on senior notes	3,555	0
Deferred revenue	(6,141)	(17,643)
Other operating activities	8,053	11,293

Total cash flows from operating activities	84,653	144,173

Cash flows from investing activities:
Capital expenditures, net	(3,728)	(5,160)
Purchases of investments, net of proceeds	(104,335)	(84,565)
Payments for acquisitions, net of cash acquired	0	(16,045)

Total cash flows from investing activities	(108,063)	(105,770)

Cash flows from financing activities:
Proceeds from issuance of stock	6,108	8,008
Payments for repurchase of stock	(3,074)	(3,074)

Total cash flows from financing activities	3,034	4,934

Net change in cash and cash equivalents for current period	(20,376)	43,337
Cash and cash equivalents at beginning of period	250,481	186,768

Cash and cash equivalents at end of period	$ 230,105	$ 230,105

Cash and Investments:
Cash and cash equivalents	$ 230,105	$ 230,105
Short-term investments	74,645	74,645
Long-term investments	971,746	971,746

Total cash and investments	$ 1,276,496	$ 1,276,496

COVENTRY HEALTH CARE, INC.
SELECTED OPERATING STATISTICS
(Excluding charges)

			Total				Total
	Q2 2003	Q1 2003	2002	Q4 2002	Q3 2002	Q2 2002	2001

Revenue PMPM
Commercial	204.83	200.88	183.80	188.63	186.48	181.33	163.05
Medicare	628.20	627.05	593.29	589.25	596.91	593.39	565.70
Medicaid	140.08	139.25	137.54	137.39	129.16	138.52	144.80
Management Fees	17.40	18.29	17.71	18.02	16.82	18.08	18.30

Medical PMPM
Commercial	163.91	162.66	152.12	155.54	152.67	150.02	140.03
Medicare	504.19	542.55	509.60	510.28	513.58	486.26	505.84
Medicaid	122.18	123.82	115.58	113.90	107.95	119.70	120.93

MLR %
Commercial	80.0%	81.0%	82.8%	82.5%	81.9%	82.7%	85.9%
Medicare	80.3%	86.5%	85.9%	86.6%	86.0%	81.9%	89.4%
Medicaid	87.2%	88.9%	84.0%	82.9%	83.6%	86.4%	83.5%

Total	80.9%	82.6%	83.3%	83.0%	82.6%	83.2%	86.0%

SGA % of revenues	11.9%	12.2%	12.2%	12.2%	12.2%	12.2%	12.0%
SGA PMPM	20.46	20.72	19.56	19.91	19.55	19.30	17.90

Claims Statistics
Claims Inventory	156,238	133,600		146,842	162,294	193,413	248,171
Inventory Days on Hand	1.9	1.7		2.0	2.5	2.8	3.7
Total Medical Liabilities (000’s)	$588,326	$607,029		$558,599	$533,842	$541,983	$522,854
Days in Claims Payable	55.14	56.16		59.46	59.92	59.86	61.98
Days in Other Medical Liabilities	6.40	7.27		7.33	8.10	8.14	8.39
Total Days in Medical Liabilities	61.54	63.43		66.79	68.02	68.00	70.37

Member Growth (a)
Same Store	29,000	50,000	51,000	37,000	(35,000)	75,000	(8,000)
Acquisition	(8,000)	46,000	143,000	118,000	(9,000)	44,000	136,000

        (a)   Acquisition growth reflects initial acquisition and all changes to acquired entities during the first twelve months of operations. Membership activity subsequent to the initial twelve month period is reflected as same store growth. Membership growth excludes network rental membership.